UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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AQUILA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2007

Dear Fellow Shareholder:

We cordially invite you to attend Aquila’s 2007 Annual Meeting of Shareholders. The meeting will be held at 2:00 p.m. on Wednesday, May 2, 2007, at the Adams Pointe Conference Center, 1400 NE Coronado Drive, Blue Springs, Missouri. Free parking is available, and light refreshments will be served prior to the meeting, beginning at 1:30 p.m. We hope you will take this opportunity to visit one-on-one with members of our management team.

At this year’s meeting, we will be electing three persons to our Board of Directors and ratifying the selection of KPMG LLP as our independent public accountant. We will also take this opportunity to discuss our 2006 and first quarter 2007 performance and answer your questions. We will not be voting on our proposed merger with Great Plains Energy Incorporated at this meeting. A special meeting of shareholders will be held at a later time for consideration of the merger.

Enclosed with this proxy statement is our 2006 annual report and your proxy card. You may vote your shares in person at the meeting or by marking the enclosed proxy card and returning it using the enclosed self-addressed, postage-paid envelope. You may also vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy card and this proxy statement.

I also want to take this opportunity to remind you of the Aquila Shareholder Information Line. Through this interactive service, you may obtain our current stock price, hear about recent developments, and request other information about us. To access this toll-free service, dial (888) 828-2000.

Your vote is important. We encourage you to read this proxy statement and to vote your shares. As always, thank you for your involvement in this important process.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of Aquila, Inc. will be held at 2:00 p.m. (Central Time) on Wednesday, May 2, 2007, at the Adams Pointe Conference Center, 1400 NE Coronado Drive, Blue Springs, Missouri. The items of business will include:

1.      Electing three directors: Irvine O. Hockaday, Jr., Heidi E. Hutter, and Dr. Stanley O. Ikenberry;

2.      Ratifying the appointment of KPMG LLP as the Company’s independent registered public accountant for 2007; and

3.      Transacting any other business that may properly come before the meeting and at any adjournments or postponements of the meeting.

The record date for the Annual Meeting is March 23, 2007. Only shareholders of record at the close of business on that date are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher M. Reitz
Senior Vice President, General Counsel
and Corporate Secretary

COMMON QUESTIONS REGARDING OUR ANNUAL MEETING AND PROXY STATEMENT

Unless otherwise indicated or unless the context requires otherwise, all references in this proxy statement to “Aquila,” “Company,” “we,” “our,” “us,” or similar references mean Aquila, Inc. and its subsidiaries.

1.                 What Is The Purpose Of The Annual Meeting?

At our 2007 annual meeting, shareholders will vote upon the matters set forth in the notice of meeting, namely, the election of three directors, the ratification of the selection of KPMG LLP as our independent public accountant for 2007, and any other matters that properly come before the meeting. In addition, management will discuss the events of 2006 and the first quarter of 2007 and respond to questions from shareholders.

2.                 Are Shareholders Going To Vote On The Merger With Great Plains Energy?

No, the vote on our proposed merger with Great Plains Energy Incorporated (“Great Plains”) will take place at a special meeting that will be called in June 2007 or in the third quarter of 2007.

3.                 Who Is Entitled To Vote At The Meeting?

Only shareholders of record at the close of business on March 23, 2007, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. In connection with our solicitation of proxies for the annual meeting, we are mailing this proxy statement to shareholders on or about March 30, 2007.

4.                 What Constitutes A Quorum?

In order to conduct business at the meeting, we must have a quorum. This means that the holders of at least a majority of the outstanding shares entitled to vote must be present, either by proxy or in person, at the meeting. As of the record date, approximately 374.5 million shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 187.25 million votes will be required to establish a quorum.

Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether or not a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. If we do not have a quorum, the meeting may be adjourned or postponed to a later date.

5.                 What Methods Can I Use To Vote?

If you are a shareholder of record and attend the meeting, you may deliver your marked proxy card in person at the meeting. “Street name” holders who wish to vote at the meeting will need to obtain a form of proxy from the institution that holds their shares.

Whether you are a shareholder of record or a “street name” holder, you may vote your shares by mail, by telephone or over the Internet, as described below.

Voting by Mail: you may vote by written proxy card, by signing, dating and returning your proxy card in the enclosed pre-addressed, postage-paid envelope.

Voting by Telephone or Internet: you may vote your proxy by touchtone telephone from anywhere in the United States or Canada, using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. “Street name” holders may only vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker should have enclosed the instructions with this proxy statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

6.                 How Can I Revoke A Proxy?

You can revoke your proxy and change your vote at any time before the meeting by giving written notice to the Secretary of the Company, by delivering a later-dated proxy that is properly executed, or by voting in person at the meeting.

7.                 What Are My Voting Choices When Voting For Director Nominees, And What Vote Is Needed To Elect Directors?

You may vote for all nominees, withhold your vote from all nominees, or withhold your vote from a specific nominee.

Directors will be elected by a plurality. This means that the three nominees who receive more votes than any other nominee will be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee and you have not provided specific voting instructions, your broker or nominee will be permitted to vote your shares on the election of directors, except under certain circumstances, including if the election is subject to counter-solicitation. If your broker or other nominee does not vote your shares on this proposal, the broker non-votes will not affect the election results.

8.                 What Are My Voting Choices When Voting To Ratify The Selection Of Our 2007 Independent Registered Public Accountant, And What Vote Is Needed To Ratify Our Independent Registered Public Accountant Selection?

You may vote for the proposal, against the proposal, or abstain from voting on the proposal.

The ratification of our independent registered public accountant requires the affirmative vote of the holders of a majority of the shares present, either by proxy or in person, and entitled to vote. A properly executed proxy marked “ABSTAIN” will be counted as present and entitled to vote, so abstaining will have the same effect as voting against the proposal.

If you hold your shares in “street name” through a broker or other nominee and you have not provided specific voting instructions, your broker or nominee will be permitted to vote your shares on this proposal. If your broker or nominee does not vote your shares on this proposal, the broker non-votes will have no effect and will not be counted as votes for or against this proposal.

9.                 How Do I Vote My 401(k) Plan Shares?

If you participate in our 401(k) plan and you have shares of Aquila common stock allocated to your account, you may give voting instructions to the trustee for the number of shares of common stock equivalent to the Aquila common stock credited to your account as of the record date. These shares are represented on a separate voting instruction card. You may provide instructions by following the procedures outlined on the card. The plan trustee will follow participants’ voting directions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. If you do not provide voting instructions, the trustee will vote the number of shares credited to your account in the same proportion that it votes shares for which it did receive timely instructions, unless the plan trustee is required by law to exercise its discretion in voting such shares.

You may revoke previously given voting instructions by following the instructions outlined in Question 6 above.

10.          What Are The Recommendations Of Our Board Of Directors?

Our Board of Directors recommends a vote FOR each of the director nominees designated by our Board, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accountant for 2007. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board.

We do not know of any additional matters to be acted upon at the meeting. With respect to any other matter that properly comes before the meeting, the proxy holders will vote at their own discretion.

11.          What If A Shareholder Does Not Specify A Choice When Returning A Proxy?

Shareholders should specify a choice for each matter on the enclosed proxy. If no instructions are given, proxies that are signed and returned will be voted FOR each of the director nominees designated by our Board, and FOR the ratification of the appointment of KPMG LLP as our independent public accountant for 2007.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Our Board believes that the purpose of corporate governance is to ensure that we maximize shareholder value over a sustained period of time. Our Board has adopted and adheres to Corporate Governance Principles that it and our management believe promote this purpose. The Corporate Governance Principles cover, among other things, the composition and function of the Board, director independence, and the selection and orientation of new directors. We periodically review these Corporate Governance Principles and update them, as appropriate, based upon Delaware law (the state in which we are incorporated), New York Stock Exchange (“NYSE”) rules and listing standards, Securities and Exchange Commission (“SEC”) regulations, and best practices recommended by recognized corporate governance experts.

The Board of Directors has also adopted a Code of Business Conduct that applies to all of our directors and employees. The Code of Business Conduct requires, among other things, that our directors and employees avoid conflict of interests, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. All employees are required to certify periodically that they have reviewed and are aware of their responsibilities under the Code of Business Conduct.

Our Code of Business Conduct also prohibits any transaction with a related person that would require disclosure under Item 404(a) of Regulation S-K. Any such transaction is required to be fully disclosed to the Corporate Secretary for review and must be specifically approved in writing by the Board of Directors. Based on its consideration of the facts and circumstances, the Board will decide whether or not to approve such transaction and will only approve those transactions if they are in the Company’s best interests. No transaction (related-party transaction or otherwise) has been entered into with any director or executive officer that conflicts with our Code of Business Conduct.

In addition, we have a Code of Ethics for Senior Financial Officers, which covers our Chief Executive Officer, Chief Accounting Officer and all other senior financial officers. This policy supplements our Code of Business Conduct and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

Copies of the Corporate Governance Principles, Code of Business Conduct, and Code of Ethics for Senior Financial Officers can be viewed on our website at www.aquila.com, and are available in print to any shareholder who requests them by writing to Investor Relations, Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105. If we make any amendments to the Corporate Governance Principles, Code of Business Conduct, or Code of Ethics, or grant to any director or executive officer a waiver of any provision of the Code of Business Conduct or the Code of Ethics, we will promptly update the information on our website.

DIRECTOR INFORMATION

Current Directors

Name	Year Term Expires	Principal Occupation or Employment and Position with the Company	First Year Elected or Appointed	Age at December 31, 2006
Irvine O. Hockaday, Jr.	2007	Retired President and Chief Executive Officer of Hallmark Cards, Inc., Kansas City, Missouri	1995	69
Heidi E. Hutter	2007	Manager of Black Diamond Capital Partners, Austin, Texas	2002	48
Dr. Stanley O. Ikenberry	2007	Former President of the American Council on Education, Washington, D.C.; President Emeritus and Regent Professor of the University of Illinois, Champaign, Illinois	1993	71
Herman Cain	2008	Chief Executive Officer, T.H.E. Voice, Inc.; Former Chairman of the Board of Godfather’s Pizza, Inc., Omaha, Nebraska	1992	61
Patrick J. Lynch	2008	Chairman of the Board of Trustees of Iona College, New Rochelle, New York; Retired Senior Vice President and Chief Financial Officer, Texaco, Inc.	2004	69
Nicholas J. Singer	2008	Former Senior Partner, Cyrus Capital Partners	2005	27
Dr. Michael M. Crow	2009	President, Arizona State University, Tempe, Arizona	2003	51
Richard C. Green	2009	Chairman, President and Chief Executive Officer of Aquila	1982	52
Director Nominees
Irvine O. Hockaday, Jr. Heidi E. Hutter Dr. Stanley O. Ikenberry

Biographies

Herman Cain has been the Chief Executive Officer of T.H.E. Voice, Inc., a leadership consulting company specializing in keynote speaking and inspirational publications, since 1996. He was the Chairman of the Board of Godfather’s Pizza, Inc. in Omaha, Nebraska for 16 years, and serves as a director of AGCO Corporation, Reader’s Digest Association, Inc. and Whirlpool Corporation. Mr. Cain is also a member of the Board of Trustees of Morehouse College.

Dr. Michael M. Crow has served as President of Arizona State University since July 2002. Prior to joining Arizona State University, Dr. Crow was the Executive Vice Provost of Columbia University, where he was also a Professor of Science and Technology Policy in the School of International and Public Affairs, positions he held from 1998 until July 2002.

Richard C. Green has served as Chairman, President and Chief Executive Officer of the Company since October 2002. He has been the Chairman since February 1989 and was also Chief Executive Officer of the Company from May 1985 through December 2001. Mr. Green also served as President of the Company from May 1985 through February 1996. In December 2005, as a result of a capital impairment, a receiver was appointed over the assets of KCEP I, L.P., a company regulated by the United States Small Business Administration. Mr. Green was one of three managers of the general partner of KCEP.

Irvine O. Hockaday, Jr. retired in December 2001 as President and Chief Executive Officer of Hallmark Cards, Inc., positions he held since 1983. He is also a director of Crown Media Holdings, Inc., Dow Jones & Company, Inc., Ford Motor Company, Sprint Nextel Corporation and The Estee Lauder Companies, Inc.

Heidi E. Hutter has served as Manager of Black Diamond Capital Partners since 2005 and as Chief Executive Officer of The Black Diamond Group, LLC since 2001. She was previously Chairman, President, and Chief Executive Officer of Swiss Reinsurance America Corp. from 1996 to 1999, and managed the Equitas Project of Lloyd’s of London from 1993 through 1995. Ms. Hutter is a Fellow of the Casualty Actuarial Society, a member of the Board of Overseers of the School of Risk Management at St. John’s University and a director of Aspen Insurance Holdings Limited.

Stanley O. Ikenberry, Ph.D., served as President of the American Council on Education from 1996 through 2001. Dr. Ikenberry is also a Regent Professor and President Emeritus of the University of Illinois. He previously served as President of the university from 1979 to 1995. Dr. Ikenberry serves as a director of Pfizer, Inc., and as President of the Board of Overseers of the Teachers Insurance and Annuity Association—College Retirement Equities Fund.

Patrick J. Lynch retired in 2001 as Senior Vice President and Chief Financial Officer of Texaco, Inc., positions he held since 1997. Mr. Lynch serves as a director of North American Galvanizing and Coatings, Inc. and is Chairman of the Board of Trustees of Iona College in New Rochelle, New York. He also is a past member of the Board of Trustees of the American Petroleum Institute, the Conference Board of the Financial Executives Institute, and the CFO Advisory Council.

Nicholas J. Singer served as a Senior Partner of Cyrus Capital Partners during 2005 and 2006. He was a senior research analyst and Principal at OZF Capital from 2001 until 2005. Prior to joining OZF, Mr. Singer was a distressed securities analyst on the high-yield trading desk at Goldman Sachs.

Meetings And Attendance Of The Board And Committees Of The Board

All persons nominated for election to the Board at an annual meeting are expected to be present at the annual meeting. Eight of our directors attended the 2006 annual meeting.

In 2006, our Board met 13 times and the four standing committees of the Board met a combined total of 20 times. During 2006, each director attended at least 75% of the meetings of the Board and the committees on which the director served during the periods in which the director served during 2006, except for Herman Cain who underwent successful cancer treatment and attended eight Board meetings. The Board and committees held executive or private sessions without company management present as a regular practice. The lead non-employee director, Herman Cain, presides over executive sessions of the Board, whereas the chairperson of the respective committees presides over the executive sessions of the committees. Mr. Hockaday presided over executive sessions of the Board in Mr. Cain’s absence.

The duties and membership of each standing committee are described below, as well as the number of meetings held by each committee in 2006.

Committees of the Board	Summary of Responsibilities of the Committees*	Current Committee Members	Number of meetings held in 2006
Audit	Retains independent registered public accountants and pre-approves their services. Reviews and approves our audit plans, accounting policies, financial statements, financial reporting, internal audit reports and internal controls.	Lynch** Hutter Singer	8
Compensation and Benefits	Evaluates the performance of, and establishes the compensation of, the Chief Executive Officer and our other executive officers. Establishes and monitors management’s administration of our retirement plans and employee benefit plans.	Hockaday** Crow Ikenberry	4
Executive	Exercises the authority of our Board on matters of an urgent nature that arise when the Board is not in session.	Green** Cain Hockaday	1
Nominating and Corporate
Governance	Identifies, considers and recommends to our Board nominees for directors. Develops and recommends to our Board corporate governance principles applicable to our company. Oversees the annual evaluation of our Board and its committees.	Ikenberry** Crow Hockaday	7

*                    The responsibilities of the Audit Committee, Compensation and Benefits Committee, and Nominating and Corporate Governance Committee are described in each of the committees’ respective charters, which were adopted by the Board. These committee charters and our Bylaws are available on our website at www.aquila.com. Copies may also be obtained by writing to Investor Relations, Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105.

**             Indicates Committee chairperson.

Director Independence

The Board of Directors has affirmatively determined that each of its members, other than Mr. Green, and each director nominee is independent from Aquila. The Board uses NYSE rules relating to independence as a guide to assessing director independence. The Board has affirmatively determined that, with the exception of Mr. Green, none of its members and no director nominee has any relationship under the NYSE rules that would preclude their service on any standing committee of the Board. In addition, the Board requires each of its members and each director nominee to disclose in an annual questionnaire any relationship he or she or his or her family members have had with Aquila and its subsidiaries, accountants, directors and officers within the past five years. The Board takes into account any such relationship in making its determination.

Director Selection Process

Working closely with the full Board, the Nominating and Corporate Governance Committee develops criteria for open Board positions, taking into account factors it considers appropriate, including, among others, the current Board composition, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and our independent directors, and the need for specialized expertise. Applying these criteria, the Nominating and Corporate Governance Committee considers candidates for director nominees submitted to our Corporate Secretary by our directors, management and shareholders, in accordance with the procedures set forth in our Bylaws. You may obtain a copy of our Bylaws by writing to Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105, Attention: Investor Relations, or by visiting the Corporate Governance section of our website at www.aquila.com/corpgov/. The Nominating and Corporate Governance Committee engages an independent search firm from time to time to assist in identifying and evaluating director candidates.

Shareholder Communications

You may contact our Board, any Board committee, or any director by writing to them at Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105, Attention: Corporate Secretary—Board Communication. All communications will be compiled by the Corporate Secretary and submitted to the lead director of the Board, the committee chairperson, or the individual director, as applicable, on a periodic basis. The Secretary will respond to letters or take other actions in accordance with instructions from the applicable Board contact.

PROPOSAL 1: ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Three directors of the Company are to be elected to hold office for the term indicated below. The following persons have been designated by our Board as nominees for the office:

Irvine O. Hockaday, Jr.	2010 Class	3 years
Heidi E. Hutter	2010 Class	3 years
Dr. Stanley O. Ikenberry	2010 Class	3 years

We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time of the meeting, the proxy will be voted for the election of another nominee to be designated by our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE FOR DIRECTOR.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based upon our records and other information, we believe that all of our directors and executive officers made the required filings in 2006 in a timely manner.

Stock Ownership Of Directors, Director Nominees, And Executive Officers

In general, ‘‘beneficial ownership’’ includes those shares a director, director nominee, or officer has sole or shared power to vote or transfer, and stock options that are currently exercisable or that are exercisable within 60 days. On December 31, 2006, the directors, director nominees, and executive officers of Aquila beneficially owned a total of 2,446,783 shares of our common stock.

Name of Beneficial Owner	Issued Shares Beneficially Owned		Exercisable Stock Options	Total Beneficial Ownership	Percent of Class(3)
Beth A. Armstrong	16,556		54,296	70,852	0
Herman Cain	58,569		0	58,569	0
Michael M. Crow	28,750		0	28,750	0
Jon R. Empson	70,267		51,850	122,117	0
Richard C. Green	705,846	(1)	778,062	1,483,908	0
Irvine O. Hockaday, Jr.	56,918		0	56,918	0
Heidi E. Hutter	47,522		0	47,522	0
Stanley O. Ikenberry	50,522		0	50,522	0
Patrick J. Lynch	26,625		0	26,625	0
Leo E. Morton	52,805		86,000	138,805	0
Christopher M. Reitz	0		22,900	22,900	0
Nicholas J. Singer	5,625		0	5,625	0
Keith G. Stamm	115,916	(2)	217,754	333,670	0
Directors, Director Nominees, and Executive Officers as a group (13 persons)	1,235,921		1,210,862	2,446,783	0

(1)          Includes 13,556 shares held in trusts over which Mr. Green has voting and investment control.

(2)          Includes 29,324 shares held by Stamm Family L.P. of which Mr. Stamm is a general partner.

(3)          Percentages are omitted as they are less than 1%.

Stock Ownership Of Certain Beneficial Owners

Set forth below are the only persons or groups known to us to beneficially own five percent or more of our common stock, as of December 31, 2006.

	Amount of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class
Horizon Asset Management, Inc.	71,558,915	19.1%
470 Park Avenue South
New York, NY 10016
Advisory Research, Inc.	21,062,345	5.6%
Two Prudential Plaza
180 North Stetson Avenue, Suite 5500
Chicago, IL 60601

Pending Merger

We have entered into an agreement with Great Plains pursuant to which all of our outstanding common stock will be acquired by Great Plains in a merger.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains descriptions of employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements that are filed as exhibits to (or incorporated by reference into) this proxy statement or our 2007 Annual Report.

Overview Of Compensation Program

The Compensation and Benefits Committee of our Board of Directors (the “Committee”) is responsible for establishing and implementing, and monitoring adherence with, the Company’s compensation philosophy. This responsibility also includes establishing and approving the compensation and benefit programs of our senior management, which the Committee believes is fair, reasonable and competitive. The Committee acts pursuant to a charter approved by our Board of Directors, which is reviewed annually.

Throughout this proxy statement, we refer to the individuals who served as our Chief Executive Officer and Chief Accounting Officer during 2006, as well as the other individuals included in the Summary Compensation Table on page 22 of this proxy statement, as our “named executive officers.”

Compensation History And Philosophy

Our recent history has greatly influenced our executive pay philosophies and practices, including our named executive officers’ pay relative to the market. During the late 1990s and early 2000s, the Company compared itself to peers of similar size, scope of operations and business strategies, which at that time included large diversified energy companies with international holdings and significant merchant energy businesses. As with others in our peer group, we placed a significant emphasis on “pay at risk.”  Our compensation philosophy then was to pay at the 50th percentile on base pay and to target total compensation at the market 75th percentile in order to emphasize a “pay at risk” culture reflective of that business and those times. During that period of record profits, and with a pay philosophy emphasizing “pay at risk” and rewarding performance, our senior executives and employees experienced both significant total compensation opportunities and significant losses of equity compensation. We believe those awards remained below the stated target of the Company’s compensation philosophy relative to our peers of the time.

Beginning in 2002, as we exited the merchant business and returned to our roots as a domestic regulated utility, the Committee re-evaluated our compensation philosophies and practices and began the process of realigning executive pay to be consistent with our current condition and performance. Based on that re-evaluation, the Committee and our Board of Directors took various actions, including:

•       restructuring our senior management team, which included restructuring the employment contract of our current Chief Executive Officer as he returned to that position;

•       revising our list of peer companies to include similarly-situated domestic, regulated utilities (e.g., similar size and service territories);

•       reviewing our relationship with the Committee’s independent compensation consultant and obtaining competitive bids for such consulting services;

•       at the suggestion of our senior management, postponing the participation by senior management in all new short-term and long-term incentive plans until the Company’s business performance warranted their participation;

•       refining our compensation philosophy to reflect our refocused business strategy and business conditions; and

•       reviewing and restructuring the change-in-control agreements of our senior executives.

Since 2002, the total compensation of our named executive officers has been comprised primarily of base salary and benefits. We believe the total compensation for our executives on the whole is in the lower quartile of our peer group of companies.

In connection with the sale of certain of our regulated utility assets, the Committee in 2005 granted to our senior executive officers (other than Ms. Armstrong) a special performance-based retention award. These awards were designed to provide balanced incentives to our executive officers to achieve strong results for the Company’s stakeholders and to provide a competitive compensation opportunity. The award sizes were set for each senior executive at a multiple of one times his or her base salary. Twenty-five percent of the award was paid out in 2005 upon the signing of definitive agreements to sell certain of our utility assets. Seventy-five percent of the award will be paid out upon the closing of the sale of our Kansas electric operations, as the other targeted asset sales (Michigan, Minnesota and Missouri gas operations) have closed already. We expect the sale of our Kansas electric operations to be completed in April 2007. Ms. Armstrong was not a member of the senior management team that received the special performance-based retention awards. Instead, when she was promoted in 2006, she received a retention agreement that will pay her $130,000 if she remains employed with the Company through June 30, 2007, or is terminated by the Company prior to that date without cause.

Our compensation philosophies and practices have changed significantly since 2002 as our business has changed. Our current compensation and benefits practices are targeted to (i) put us at the market 50th percentile of domestic regulated utilities most similar to us, at expected levels of performance, (ii) be sufficient to attract and retain the talent necessary to run the business and execute company strategies, (iii) support and reinforce important organizational goals and objectives, and (iv) provide balanced incentives for achieving consistent and strong results for all of our stakeholders, including shareholders, employees, regulators, and customers.

Setting Executive Compensation

Based on the foregoing philosophies, the Committee has structured the Company’s executive compensation to motivate employees to achieve the business goals established by our Board of Directors. In furtherance of this, the Committee engaged Hewitt Associates, LLC (“Hewitt” or our “compensation consultant”) to serve as its independent compensation consultant. Our compensation consultant acts as an objective advisor to the Committee and provides expertise in the design and implementation of our executive compensation plans, as well as providing the Committee with relevant market data. Our compensation consultant attends every regularly-scheduled Committee meeting and meets in private with the Committee regularly.

In addition to serving as our compensation consultant, Hewitt provides actuarial and other benefit-related services for the Company’s pension and other employee benefit plans. The Committee has conducted significant due diligence in considering these services, as well as actions taken by Hewitt to avoid potential conflicts, and has determined these services do not impair Hewitt’s ability to serve as an independent advisor to the Committee.

Role Of Executive Officers In Setting Executive Compensation

The Committee annually reviews all compensation decisions relating to our named executive officers. Our Chief Administrative Officer serves as management’s liaison with the Committee. Our enterprise support functions (including human resources and legal departments) provide assistance to the Committee in connection with administration of its responsibilities, such as setting meetings and assembling and distributing meeting materials.

Our Chief Executive Officer has no direct role in setting his own compensation. The Committee does, however, meet with our Chief Executive Officer to evaluate his performance against his pre-established goals, and he makes recommendations to our Board of Directors regarding budgets that may affect certain of those goals. The Chief Executive Officer also makes recommendations regarding compensation matters related to his direct reports and provides input regarding executive compensation programs and policies in general.

In addition, we assist the Committee by providing information needed or requested by the Committee or its compensation consultant, such as reconciliation between actual performance and budget or forecasted performance; historic compensation information; compensation expense; company policies, reports and programs; and, information related to peer companies. Management also provides input and advice regarding compensation programs and policies, and their impact on our Company and its executives.

Market Data And Peer Group

In determining 2006 compensation levels for our senior executives, the Committee relied on information provided by our compensation consultant with respect to compensation information for comparable positions from the following peer group of companies:

• AGL Resources Inc.	• Alliant Energy Corporation
• Ameren Corporation	• CenterPoint Energy, Inc.
• Cleco Corporation	• CMS Energy Corporation
• El Paso Electric Company	• Great Plains Energy Incorporated
• IDACORP, Inc.	• NiSource Inc.
• PNM Resources, Inc.	• SCANA Corporation
• Southern Union Company	• Westar Energy, Inc.

This peer group consists of regional utilities with median 2005 annual revenues of $2.6 billion. The Committee approved the use of this group because it considers this group representative of similar utilities with a primary focus on domestic regulated businesses and a mix of gas and electric operations. While the median revenues of the group reflects our size, our compensation consultant also uses regression analysis based on our revenue to size adjust its market recommendations for each position.

Elements Of Our Compensation Program

For 2006, our compensation program consisted primarily of base pay and benefits. As explained above, short-term and long-term incentives were suspended during 2006 for our named executive officers, other than Ms. Armstrong who was eligible for our variable incentive plan.

Base Pay

We review each senior executive’s base salary annually and generally target those to approximate the size adjusted median of base salaries paid to executives in similar roles of our peer group. To make sure each executive is paid appropriately, we consider his or her level of responsibility, prior experience, overall knowledge, executive pay for similar positions at other companies, and executive pay within our organization. When considering annual increases to base pay, we also consider the Company’s performance and ability to sustain the increased pay.

In 2006, there were no increases to the base salaries of Messrs. Green, Stamm or Morton, even though their total compensation was below the total compensation opportunity of our size-adjusted peer group market data. Ms. Armstong received a base salary increase ($44,750) at the time of her promotion, and Messrs. Empson and Reitz received base salary increases ($60,000 and $30,000, respectively) as part of an ongoing effort to ensure their pay reflects their performance and increased responsibilities following their promotion to their current duties. Before their departures, Mr. Dobson received an aggressive increase in his base pay ($100,000) as part of an effort to retain his services, and Ms. Dunn received a small increase in her base salary ($7,500) as a part of our annual review process.

Benefits

In general, the benefits we offer to our named executive officers include:

Pension Plan: Our senior executives participate in our defined benefit pension plan on the same basis as our other employees. Because the Internal Revenue Code limits the benefits payable from our pension plan, our senior executives also participate in our supplemental executive retirement plan (“SERP”), which is an unfunded nonqualified deferred compensation plan. The pension and SERP benefits offered to our named executive officers are described beginning on page 29.

Savings Plan: Our senior executives are entitled to participate in the Company’s 401(k)/profit sharing plan on the same basis as our other employees. Under the plan, we make a matching contribution equal to 100% of the first 6% of compensation the employee defers. We also make a discretionary contribution equal to 2% of the employee’s compensation, with an additional discretionary contribution based on age and years of service with the Company.

Our senior executives may also participate in a non-qualified deferred compensation plan that permits them to defer compensation beyond the dollar amounts permitted to be deferred under our 401(k)/profit sharing plan. Under the non-qualified plan, participants also receive matching contributions based on base salary deferred and discretionary contributions based on base salary and incentive compensation. The investment options available to our senior executives under these plans are generally identical to those offered within our 401(k)/profit sharing plan.

Health and Welfare: Our senior executives participate in our medical, dental and other welfare benefit programs generally on the same basis as our other employees. Our named executive officers are also eligible for a Company-paid supplemental life insurance benefit.

Perquisites

We do not view perquisites as a significant element of our overall compensation program; instead, we believe the perquisites provided to our senior executives are customary for similarly situated officers within our peer group. For additional information on the perquisites provided to our named executive officers, see note 6 to the Summary Compensation Table.

Incentive Pay

Our named executive officers chose not to participate in the 2006 variable compensation plan, except that Ms. Armstrong, who was not a named executive officer at the time the plan was approved, participated in our variable incentive plan for 2006. Her target earnings under the plan were 21% of her base pay, and her earnings under the plan can vary from zero to 150% of her target. One-half of Ms. Armstrong’s incentive opportunity was tied directly to the Company’s performance on pre-established operational measures, including reliability, safety, customer service, effective use of capital, and process improvement. The other one-half of her earning opportunity was tied to her individual performance objectives, as established by our Chief Executive Officer and reviewed and approved by the Committee. Ms. Armstrong’s

2006 incentive payment was $71,335, reflecting 111% achievement on the corporate portion of the plan and 150% achievement on her individual performance goals.

Use Of Tally Sheets

In setting 2006 compensation, the Committee considered the total target direct compensation potentially available to the executive compared to our peer group. To assist the Committee, we prepared “tally sheets” which provide a summary of the compensation history of our senior executives. These tally sheets include a historical summary of base salary, annual bonus and long-term equity awards and provide a review of wealth and retirement accumulation as a result of employment with the Company. The Committee uses these tally sheets when it sets base pay increases, annual incentive targets and makes long-term incentive and equity awards.

Employment Agreements

We generally do not believe that employment contracts are necessary to attract and retain a management team committed to the Company’s success and, therefore, do not typically enter into employment agreements with our senior executives. However, we do have an employment agreement with Mr. Green which was entered into during 2002 when he reassumed the Chief Executive Officer role. No other named executive officer has an employment agreement with us. Mr. Green’s employment agreement is described beginning on page 24.

Change In Control Agreements

We have entered into change in control agreements with each of our named executive officers other than Mr. Green, whose employment agreement contains change in control provisions. The Committee reviews the continued suitability of these agreements and eligibility with respect to these agreements at least annually.

We believe change in control agreements serve the best interests of our Company and our shareholders by ensuring that if a hostile or friendly change in control is ever under consideration, our senior executives will be able to advise our board about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of economic consequences of losing their jobs as a result of a change in control. In addition, because these types of agreements are offered to executives at other companies in the marketplace, change in control agreements are a necessary part of competitive compensation for our executives.

The change in control agreements of our named executive officers terminate upon the earlier of (i) two years from the date of the agreement, unless a change in control event occurs on or before such date, or (ii) two years following the date on which a change in control occurs. The agreements are structured so they automatically renew unless the Company otherwise gives advance notice of non-renewal. Under these agreements, each named executive officer is entitled to payment if the Company terminates his or her employment other than for cause, or if the executive resigns for good reason, within two years following a change in control. Payments will not be made if the executive’s employment terminates because of death, disability, or retirement.

The change in control agreements of our named executive officers are further described beginning on page 25 of this proxy statement. For a quantitative disclosure regarding estimated payments and other benefits that would have been received by our named executive officers had their employment been terminated due to a change in control occurring on December 29, 2006 (the last business day of 2006), see “Potential Payments Upon Termination Of Employment Or Change In Control” at page 34.

Severance Policy & Severance Agreements

We maintain a severance plan (known as our workforce transition plan) for all of our eligible full-time and part-time employees. If an employee is severed due to certain qualifying events, the workforce transition plan provides severance payments based on a formula that takes into account the employee’s daily pay rate and number of accredited severance days (with a minimum of 20 severance days and a maximum of 260 severance days). Credited severance days under the workforce transition plan are determined as follows: five severance days for each full year of service, plus five severance days for each full year over the age 40, plus five severance days for each $10,000 of annual base salary. The workforce transition plan also provides for, among other things, (i) the continuation of certain medical, dental, vision, life insurance, accident insurance plans, and health care flexible spending accounts while receiving severance pay; (ii) to the extent a severed employee participates in our variable compensation plan, continued participation in the variable compensation plan on a pro rata basis if employment is terminated before December 31st of a given year; and (iii) certain transition services, such as career transition services, relocation reimbursement, educational assistance, and financial planning services.

The severance compensation agreements we have entered into with our named executive officers apply only in the context of a change in control. With respect to the termination of senior executives outside of a change in control, our past practice has been to provide severance compensation at least equal to the greater of (i) the severance calculation made under our workforce transition plan and (ii) depending on the executive’s compensation level, a number of months’ base salary ranging from six to 24 months.

During 2006, we entered into severance and release agreements with Ms. Dunn and Mr. Poehling. The terms of these agreements are described on page 27.

Impact Of Accounting And Tax Treatments

In designing the compensation programs, the Committee’s primary consideration is our achievement of strategic business goals that serve all of our stakeholders. Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid in excess of $1 million to the chief executive officer and the next four highest-paid officers in any year, unless the compensation meets certain performance requirements. The Committee remains committed to making awards that qualify as deductible compensation under section 162(m) of the Code whenever possible.

With the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, the Company does not expect accounting treatment of differing forms of equity awards to vary significantly and therefore accounting treatment is not expected to have a material affect on the selection of forms of equity compensation.

Timing Of And Processes For Compensation Decisions

The Committee develops an annual agenda to assist it in fulfilling its responsibilities. Generally, in the fourth quarter of each year, the Committee reviews our independent compensation consultant’s market analysis practices of our peers’ compensation practices and other policy-related issues and considerations in establishing total compensation targets and objectives for the following year. In the first quarter of each year, the Committee:

•       reviews prior year performance and authorizes the distribution of short and long-term incentive pay-outs, if any, for the prior year;

•       establishes performance criteria and participation guidelines for the current year annual incentive program, if applicable, and for any long-term incentive awards; and

•       reviews base pay and annual short-term targets, if applicable, for executives according to the market perspective provided by our outside consultants and reflective of Company and individual performance.

This timing has been selected as a result of a variety of tax considerations. In order to satisfy the deductibility requirements under Section 162(m) of the Internal Revenue Code, performance objectives must be established in the first 90 days of the performance period. If annual incentive awards will be established, performance objectives must be established no later than the end of March. In addition, in order to avoid being considered deferred compensation under Section 409A of the Code, bonus awards with respect to the prior year must be paid out prior to the 15th day of the third month after the end of the fiscal year, usually March 15th for us.

The Company has established guidelines for the grant, delivery, documentation and recording of equity awards. Equity awards may be made only by the Committee or those authorized by the Committee under specific parameters approved by the Committee.

Grants can only be authorized in writing. Authorizations of amendments, modifications or changes to awards must be in writing and can only be adopted with the Committee’s approval. For option awards, the option awards must be granted at the fair market value of our stock on the grant date.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

THE COMPENSATION AND BENEFITS COMMITTEE
Irvine O. Hockaday, Jr., Chairperson
Michael M. Crow
Stanley O. Ikenberry

Summary Compensation Table

The table below sets forth information regarding 2006 compensation for our named executive officers. The employment of Mr. Dobson, Mr. Poehling and Ms. Dunn terminated on July 14, 2006, March 31, 2006, and June 2, 2006, respectively.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Richard C. Green	2006	990,000		0		0		0		245,136	89,711	1,324,847
Chairman, Chief Executive Officer, and President
Beth A. Armstrong	2006	236,129	(1)	20,000	(2)	16,178	(3)	71,335	(4)	10,385	32,554	386,581
Vice President and Chief Accounting Officer
Keith G. Stamm	2006	450,000		20,000	(2)	0		0		42,224	65,923	578,147
Senior Vice President and Chief Operating Officer
Jon R. Empson	2006	350,770	(1)	20,000	(2)	0		0		112,643	35,112	518,525
Senior Vice President, Regulated Operations
Leo E. Morton	2006	332,001		20,000	(2)	0		0		102,720	53,840	508,561
Senior Vice President and Chief Administrative Officer
Christopher M. Reitz	2006	255,384	(1)	120,000	(2)	0		0		12,388	32,662	420,434
Senior Vice President, General Counsel and Corporate Secretary
Rick J. Dobson	2006	188,038	(1)	0		0		0		30,428	50,995	269,461
former Senior Vice President and Chief Financial Officer
Robert L. Poehling	2006	63,781		120,000	(2)	0		0		21,320	614,002	819,103
former Senior Vice President, Energy Resources
Norma F. Dunn	2006	111,750	(1)	0		0		0		0	429,918	541,668
former Senior Vice President, Communications and Stakeholder Outreach

(1)             Base salaries were adjusted for these individuals during 2006. For Ms. Armstrong, the amount reflected in this column equals two months’ pay at a base salary of $210,000, four months’ pay at a base salary of $215,250, and six months’ pay at a base salary of $260,000. For Mr. Empson, the amount reflected in this column equals two months’ pay at a base salary of $300,000 and ten months’ pay at a base salary of $360,000. For Mr. Reitz, the amount reflected in this column equals two months’ pay at a base salary of $230,000 and 10 months’ pay at a base salary of $260,000. For Mr. Dobson, the amount reflected in this column equals two months’ pay at a base salary of $300,000, three months’ pay at a base salary of $330,000, and two months’ pay at a base salary of $400,000. For Ms. Dunn, the amount reflected in this column equals two months’ pay at a base salary of $250,000 and three months’ pay at a base salary of $257,500.

(2)             Represents a one-time, discretionary bonus of $20,000 paid to certain named executive officers in 2006. These amounts were grossed-up for tax purposes, and the tax gross-up amounts associated with these bonuses are described in the “All Other Compensation” column and the notes thereto. With respect to Mr. Reitz, the amount also reflects the payment of $100,000 in 2006 pursuant to a retention award granted to Mr. Reitz in 2005 when he was not a named executive officer. With respect to Mr. Poehling, the amount reflects the payment of $120,000 in 2006 pursuant to a retention award granted to Mr. Poehling in 2005 when he was not a named executive officer.

(3)             Represents the amount expensed by the Company pursuant to SFAS No. 123R with respect to Ms. Armstrong’s 2005 grant of restricted stock, which she received when she was not a named executive officer.

(4)             Represents the 2006 variable incentive compensation paid to Ms. Armstrong in March 2007. For additional information, see the information described in “Incentive Pay” beginning on page 18 of this proxy statement.

(5)             Represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under our pension plan and our SERP during 2006 calculated by (a) assuming mortality according to the RP 2000 mortality table published by the Society of Actuaries and (b) applying a discount rate of 5.8% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2005 and a discount rate of 6.01% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2006. Except as explained in note (b) to the table below, none of our named executive officers received preferential or above-market earnings on deferred compensation.  The table below shows the components of this column:

Name	Change in Value under Pension Plan ($)		Change in Value under SERP ($)		Above-Market Earnings under DIP ($)		Net Change in Value Under Pension Plan/SERP/DIP ($)
Richard C. Green	48,026		197,110		0		245,136
Beth A. Armstrong	10,385		0	(a)	0		10,385
Keith G. Stamm	25,925		16,299		0		42,224
Jon R. Empson	73,779		19,956		18,908	(b)	112,643
Leo E. Morton	56,263		46,457		0		102,720
Christopher M. Reitz	12,340		48		0		12,388
Rick J. Dobson	30,428		0	(a)	0		30,428
Robert L. Poehling	21,320		0		0		21,320
Norma F. Dunn	0	(a)	0		0		0

(a)             Indicates a negative change in value. With respect to Ms. Dunn, her pension plan contributions were not vested prior to her departure from the Company, thus creating a negative change of $3,923. With respect to Ms. Armstrong and Mr. Dobson, their changes were negative $6,066 and negative $1,419, respectively.

(b)            Mr. Empson’s account balance under the DIP is credited with earnings at a rate equal to 140% of Moody’s Corporate Bond Index. The amount shown in this column is equal to the excess of the actual DIP earnings, over the amount that would have been credited under the DIP if earnings were computed using 6.0% (or the 2006 monthly average of 120% of the applicable federal long-term rate, compounded annually).

(6)             The table below shows the components of this column, which include our matching contributions for an executive’s voluntary deferral contributions, our profit sharing contributions to qualified and non-qualified defined contribution plans, perquisites, tax gross-ups, and, with respect to Messrs. Dobson and Poehling and Ms. Dunn, termination-related amounts.

Name	Matching Contribution to 401(k)/ CAP ($)	Profit Sharing Contribution to 401(k)/ CAP ($)	Perquisites ($)		Tax Gross-Ups ($)		Termination Amounts ($)		Total “All Other Compensation” ($)
Richard C. Green	13,200	29,184	29,180	(a)	18,147	(d)	0		89,711
Beth A. Armstrong	13,200	5,762	0	*	13,592	(e)	0		32,554
Keith G. Stamm	13,200	12,925	18,220	(b)	21,578	(f)	0		65,923
Jon R. Empson	13,200	8,827	0	*	13,085	(g)	0		35,112
Leo E. Morton	13,200	9,706	12,967	(c)	17,967	(h)	0		53,840
Christopher M. Reitz	13,200	4,415	0	*	15,047	(i)	0		32,662
Rick J. Dobson	6,277	8,568	0	*	3,842		32,308	(k)	50,995
Robert L. Poehling	5,194	6,715	0	*	10,101	(j)	591,993	(l)	614,002
Norma F. Dunn	8,191	3,365	0	*	8,646		409,716	(m)	429,918

*                    Less than $10,000 of perquisites in the aggregate, and, therefore, zero perquisites disclosed.

(a)             Perquisites include reimbursement of annual country club membership dues; an annual lump-sum perquisite allowance ($20,000); the premium associated with an extra 1x salary coverage under the group term life insurance and group accidental death and dismemberment (“AD&D”) insurance plans provided by the Company to its employees; and the cost of an executive physical.

(b)            Perquisites include an annual lump-sum perquisite allowance ($10,000); reimbursement of tax and financial planning services; the premium associated with an extra 1x salary coverage under the group term life insurance and group AD&D insurance plans provided by the Company to its employees; and the cost of an executive physical.

(c)             Perquisites include an annual lump-sum perquisite allowance; reimbursement of tax and financial planning services; the premium associated with an extra 1x salary coverage under the group term life insurance and group AD&D insurance plans provided by the Company to its employees; and the cost of an executive physical.

(d)            Reflects tax gross-up payments associated with the reimbursement of annual country club membership dues and an annual lump-sum perquisite allowance ($15,367).

(e)             Reflects tax gross-up payments associated with a $20,000 discretionary bonus received in 2006 ($10,052) and an annual lump-sum perquisite allowance.

(f)              Reflects tax gross-up payments associated with a $20,000 discretionary bonus received in 2006 ($10,052), an annual lump-sum perquisite allowance, and tax and financial planning services.

(g)             Reflects tax gross-up payments associated with a $20,000 discretionary bonus received in 2006, an annual lump-sum perquisite allowance, and tax and financial planning services.

(h)            Reflects tax gross-up payments associated with a $20,000 discretionary bonus received in 2006 ($10,052), an annual lump-sum perquisite allowance, and tax and financial planning services.

(i)               Reflects tax gross-up payments associated with a $20,000 discretionary bonus received in 2006 ($10,052), an annual lump-sum perquisite allowance, and tax and financial planning services.

(j)               Reflects tax gross-up payments associated with annual lump-sum perquisite allowances and tax and financial planning services.

(k)            Reflects accrued vacation paid out upon termination of Mr. Dobson’s employment.

(l)               Reflects accrued vacation of $22,779 paid out upon termination of Mr. Poehling’s employment and severance payments of $569,214, of which $381,683 was paid to Mr. Poehling in 2006 and the balance of which will be paid to him in 2007.

(m)         Reflects (i) accrued vacation of $24,760 paid out upon termination of Ms. Dunn’s employment, (ii) severance payments of $282,781, of which $231,502 was paid to Ms. Dunn in 2006 and the balance of which will be paid to her in 2007; and (iii) a relocation payment of $102,176.

Employment Agreements

We have entered into an employment agreement with Mr. Green dated October 1, 2002. The initial term of the agreement was three years, but it renews automatically for an additional year on each anniversary of the effective date unless the Company gives him advance notice of non-renewal. The agreement permits adjustments to Mr. Green’s salary annually, and provides that he will serve as our Chairman, Chief Executive Officer and President while employed by the Company. The agreement also provides that Mr. Green is entitled to participate in incentive compensation plans, retirement and welfare benefit plans, and fringe benefit programs and plans on the same basis as our other senior executives, and that we are required to provide him with life insurance coverage of three times his annual base salary.

Mr. Green may terminate his employment at any time, and we may terminate his employment for cause or without cause upon the affirmative vote of two-thirds of the members of our Board. Under the terms of his agreement, if Mr. Green is terminated without cause (described below) or if he quits for good reason, we will pay him an amount equal to 3.0 times his base pay plus 3.0 times his target bonus for the year in which he is terminated, in addition to a pro-rated target bonus for the year of termination. Mr. Green will also receive three years’ additional credit toward his pension, the continued right to the benefit of unvested restricted stock and stock option awards, outplacement service, and certain other benefits (including insurance benefits consistent with what he would have received as an employee) for three years following his termination. These amounts and benefits will not be provided if he is terminated for cause. If Mr. Green’s employment is terminated by reason of his death or disability, he would receive only his accrued but unpaid compensation and benefits.

Under his employment agreement, termination for “cause” includes (i) a conviction of either a felony or a crime involving fraud or dishonesty; (ii) a material failure by Mr. Green to perform substantially all of his duties; (iii) willful misconduct in the performance of duties; or (iv) any breach by Mr. Green of the terms of his employment agreement. Mr. Green will have the opportunity to cure or rebut any breach after receiving notice thereof.

Mr. Green will be subject to a confidentiality provision and a three-year non-compete and non-solicitation provision following the termination of his employment.

For a quantitative disclosure regarding estimated payments and other benefits that would have been received by our named executive officers had a change in control occurred on December 29, 2006 (the last business day of 2006), see “Potential Payments Upon Termination Of Employment Or Change In Control” on page 34.

Special Performance-Based Retention Agreements

In September 2005, we entered into a retention agreement (a “Retention Agreement”) with each of our named executive officers except Ms. Armstrong. Under a Retention Agreement, if an executive remains continuously employed by us through the closing of four specified utility sales, or is terminated by us without cause prior to the closing, the executive is entitled to a cash retention award. The award amounts were set for each executive at a multiple of one times his or her base salary. Twenty-five percent of the retention award was paid out in September 2005 upon the signing of four utility asset sale agreements. The remaining 75% of the retention award will be paid out upon the closing of the last of the asset sales described above. The Michigan, Minnesota, and Missouri gas utility sales closed in 2006, and the Kansas electric utility asset sale is expected to close in April 2007.

The amount of cash payable under the Retention Agreements to our named executive officers follows:

Name	Total Amount of Retention Award Paid in 2005 ($)	Total Amount of Retention Award Paid in 2006 ($)	Total Amount of Retention Award Potentially Payable in 2007 or After ($)
Richard C. Green	247,500	0	742,500
Beth A. Armstrong	0	0	0
Keith G. Stamm	112,500	0	337,500
Jon R. Empson	75,000	0	225,000
Leo E. Morton	83,000	0	249,000
Christopher M. Reitz	57,500	0	172,500
Rick J. Dobson(1)	75,000	0	0
Robert L. Poehling(2)	59,225	0	177,675
Norma F. Dunn(2)	62,500	0	187,500

(1)          Mr. Dobson forfeited his right to receive the remaining award payout when he resigned.

(2)          This former executive is entitled to receive the remaining balance of his or her retention award, if and when the sale of our Kansas electric assets is completed.

We have entered into a retention agreement with Ms. Armstrong under which she will receive a cash payment of $130,000 on June 30, 2007, if she is employed by us as of that date. If Ms. Armstrong is terminated by us prior to that date, she will continue to be eligible to receive the retention payment unless she is terminated for cause by the Company.

Change In Control Agreements

As indicated previously, we have entered into change in control agreements with certain of our executives, including each named executive officer other than Mr. Green. Mr. Green’s employment agreement contains change in control provisions.

Messrs. Morton, Empson and Reitz and Ms. Armstrong will receive a cash payment of two times their base pay and the average incentive payments for comparable positions among our peer companies if they are terminated without good cause or quit for good reason within two years after a change in control. Each of them will receive certain other insurance benefits for three years after the date of termination, three years additional credit toward his or her pension, outplacement services, the vesting of any outstanding equity compensation awards, and the payment of any compensation that had previously been deferred.

Under the terms of Mr. Green’s employment agreement, if he is terminated without cause or if he quits for good reason within 24 months following a change in control, the Company or its successor will pay him an amount equal to three times his base pay plus three times his target bonus for the year in which he is terminated. Mr. Green will also receive three years additional credit toward his pension, the continued right to the benefit of unvested restricted stock and stock option awards, outplacement service and certain other benefits consistent with what he would have received as an employee. These benefits will not be provided if he is terminated for cause.

In addition, each of the named executives would be entitled to a “gross-up” reimbursement for any excise tax liability imposed by Section 4999 of the Internal Revenue Code. The named executives are entitled to this “gross-up” only if their payments on a change in control exceed 110% of the amount allowed under Section 4999 without imposition of the excise tax; otherwise, their payments will be reduced to $1 under the amount allowed.

All outstanding stock options and restricted stock awards of our other executives will vest upon a change in control.

Under these change in control agreements and Mr. Green’s employment agreement, a “change in control” generally occurs if (i) any person acquires 20% or more of the combined voting power of the Company’s voting securities; (ii) during any period of 36 consecutive months, those persons who were Board members as of the beginning of the period, or any Board member approved by 2/3 of those who were Board members as of the date of the agreement, cease to constitute a majority of the Board; (iii) a reorganization or merger of the Company is consummated unless (A) our shareholders immediately prior to the transaction continue to own at least 50% of the common stock and voting power of the Company, (B) no person acquires 20% or more of the combined voting power of the our voting securities in the transaction, and (C) at least a majority of the board of directors of the corporation resulting from the transaction were members of the Board at the time the initial agreement for the transaction was approved; or (iv) the shareholders of the Company approve the complete liquidation or dissolution of the Company or the disposition of more than 50% of our assets, other than to a related or successor corporation.

Our proposed merger with Great Plains, if completed, constitutes a change in control under each of the foregoing agreements.

Under the change in control agreements, an executive generally would have the right to terminate his or her employment for “good reason” following a change in control if (i) there is a material reduction in the executive’s position, duties, responsibilities and status, or a material reduction in his or titles or reporting relationships, (ii) the executive’s base salary is reduced, (iii) there is a material reduction in the aggregate employee benefits made available to the executive, (iv) there is a reduction in the executive’s incentive pay opportunity of more than ten percent or there is a material reduction in the executive’s equity incentive opportunity, or (v) the executive is required to relocate more than 50 miles from his current location.

Under Mr. Green’s employment agreement, “good reason” means  (i) a material, adverse reduction in the nature or scope of Mr. Green’s office, position, duties, functions, responsibilities or authority from those offices, positions, duties, functions, responsibilities or authority he occupies and enjoys as of the effective date of his employment agreement, (ii) a material reduction of Mr. Green’s annual base salary, incentive compensation opportunities or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to other senior executives, (iii) a relocation of more than 35 miles of the Company’s principal offices, or (iv) the failure of a successor to assume, whether by operation of law or otherwise, the Company’s obligations under the employment agreement.

For a quantitative disclosure regarding estimated payments and other benefits that would have been received by our named executive officers had a change in control occurred on December 29, 2006 (the last business day of 2006), see “Potential Payments Upon Termination Of Employment Or Change In Control” on page 34.

Severance And Release Agreements

Mr. Poehling’s employment with the Company terminated effective March 31, 2006. In connection with his separation, we entered into a severance, release, and waiver of claims agreement and agreed to continue Mr. Poehlings’s base salary for a period of 18 months at a total cost of $355,350. We also agreed to (i) pay him a lump sum amount in April 2006 equal to $131,850, (ii) provide financial planning services (up to a maximum of $5,300 plus an additional tax gross up), (iii) pay him an executive perquisite allowance equal to $5,000 (plus an additional tax gross up), and (iv) pay a discretionary cash amount equal to $70,000 to assist with miscellaneous incidentals. Mr. Poehling was also entitled to receive his accrued but unused vacation ($22,778), an executive physical ($1,714), and other employee benefits available to salaried employees generally.

Ms. Dunn’s employment with the Company terminated effective June 1, 2006. In connection with her separation, we entered into a severance, release, and waiver of claims agreement and agreed to continue Ms. Dunn’s base salary for a period of nine months at a total cost of $193,125. We also agreed to (i) pay her a lump sum amount in June 2006 equal to $22,531, (ii) waive the holding period on her outstanding stock options (30,000 option shares), (iii) accelerate the vesting on her restricted stock (12,823 shares), (iv) provide outplacement services (up to a maximum of $18,000), (v) provide financial and tax planning services (up to a maximum of $2,750), (vi) provide relocation assistance ($102,176), and (vii) pay a discretionary cash amount equal to $64,375 to assist with miscellaneous incidentals. Ms. Dunn was also entitled to receive her accrued but unused vacation ($24,760) and other employee benefits available to salaried employees generally.

On March 16, 2007, we entered into an agreement with Mr. Stamm pursuant to which his position will be eliminated and his employment with us will terminate “without cause” on April 27, 2007. Under the agreement, Mr. Stamm will receive severance payments totaling $900,000, which will be paid by us in bi-weekly installments of $17,307.69 over a 24-month period; a cash payment of $450,000 on May 4, 2007, which represents variable compensation equal to two times his 2007 market target bonus; and, a cash payment of $103,810 on May 4, 2007, for incidental severance items. We have also agreed to reimburse Mr. Stamm for up to $35,000 of outplacement services utilized within two years following his termination date, provided he may elect to receive a lump-sum payment of $35,000 in lieu of such services upon notification to us by December 15, 2007. In addition, Mr. Stamm will continue to receive various benefits (e.g., medical and dental benefits) until March 31, 2008, subject to earlier termination if he becomes covered by another employer’s benefits plan, as well as other benefits under our health and welfare plans and retirement plans that are generally offered to our salaried employees, such as accrued vacation being paid out. For additional information, see the Current Report on Form 8-K filed by the Company with the SEC on March 21, 2007.

Stock Awards

We did not award any stock options, restricted stock or other forms of equity incentives to our named executive officers in 2006.

Outstanding Equity Awards At Fiscal Year-End Table

The table below sets forth information regarding stock awards held by our named executive officers as of December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Richard C. Green	212,100	(2)	18.50	2/4/2007	184,271	(4)	866,074
	48,750	(2)	23.08	2/2/2009
	67,500	(2)	23.56	2/2/2008
	65,000		19.13	2/1/2010
	146,250		23.08	2/2/2009
	67,500		23.56	2/2/2008
	65,000		28.42	1/31/2011
	105,962		34.80	4/23/2011
Beth A. Armstrong	3,800		1.45	3/1/2010	7,000	(5)	32,900
	21,000		3.75	12/28/2011
	5,000		19.13	2/1/2010
	5,700		23.08	2/2/2009
	600		24.21	11/2/2008
	18,196		34.80	4/23/2011
Keith G. Stamm	17,100	(3)	18.50	2/4/2007	0		0
	21,000	(3)	19.13	2/1/2010
	30,000	(3)	23.08	2/2/2009
	22,500	(3)	23.56	2/2/2008
	127,154		34.80	4/23/2011
Jon R. Empson	4,100		1.45	3/1/2010	0		0
	8,000		19.13	2/1/2010
	22,500		23.08	2/2/2009
	11,250		23.56	2/2/2008
	6,000		28.42	1/31/2011
Leo E. Morton	21,000		19.13	2/1/2010	0		0
	30,000		23.08	2/2/2009
	22,500		23.56	2/2/2008
	12,500		28.42	1/31/2011
Christopher M. Reitz	1,900		1.45	3/1/2010	0		0
	21,000		3.75	12/28/2011
Rick J. Dobson (1)	0		N/A	N/A	0		0
Robert L. Poehling (1)	11,400		18.50	2/4/2007	0		0
	3,000		19.13	2/1/2010
	11,400		23.08	2/2/2009
	11,400		23.56	2/2/2008
	9,098		34.80	4/23/2011
Norma F. Dunn (1)	0		N/A	N/A	0		0

(1)           Former executive who is no longer with the Company.

(2)           Awards held in trusts over which Mr. Green has voting and investment control.

(3)           Awards held in trusts held by Stamm Family L.P. of which Keith G. Stamm is a general partner.

(4)           Includes 52,245 shares awarded March 9, 2001, which vested March 9, 2007, and 132,026 shares awarded March 15, 2002, which vest March 15, 2008.

(5)           Awarded December 30, 2005, and vest December 30, 2007.

(6)           Based on the market price of Aquila common stock ($4.70 per share) on December 29, 2006.

Option Exercises And Stock Vested Table

The table below sets forth information regarding stock options that were exercised during 2006 and stock awards that vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Richard C. Green	0	0	228,872	902,551
Beth A. Armstrong	0	0	0	0
Keith G. Stamm	0	0	0	0
Jon R. Empson	0	0	0	0
Leo E. Morton	0	0	0	0
Christopher M. Reitz	0	0	0	0
Rick J. Dobson(1)	0	0	0	0
Robert L. Poehling(1)	4,100	11,972	0	0
Norma F. Dunn(1)	30,000	27,750	12,823	54,690

(1)          Former executive who is no longer with the Company.

(2)          Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(3)          Amounts reflect the market value of the stock on the day the stock vested.

Retirement Benefits

Defined Benefit Pension Plans

We maintain two defined benefit pension plans, a qualified pension plan (our “pension plan”) and a non-qualified supplemental executive retirement plan (“SERP”). Employees and executives participate in our qualified pension plan. The SERP is an unfunded, deferred compensation arrangement that is generally designed to provide our executives with a pension benefit based on the portion of their compensation that is otherwise excluded by certain IRS rules and limits applicable to qualified plans.

Pension Plan: Under our pension plan, a participant retiring at normal retirement age is eligible to receive monthly benefit payments based on the greatest of three formulas:

Formula 1:	$23 × SVC
Formula 2:	{[0.85% × FAB × SVC projected to NRA] + [0.40% × ECC × SVC projected to NRA] + [0.45% × FAB x SVC before 1989]} × [SVC / SVC projected to NRA, but in no event greater than 1]
Formula 3:	[1% × AMC × SVC] + [0.25% × ECC x SVC]

For purposes of the foregoing, the following key definitions apply:

“AMC” means the participant’s average monthly compensation (excluding incentive pay for years prior to 2005) determined by averaging the four highest consecutive years of compensation during the 10 year period ending on December 31 of the year preceding the employee’s year of termination.

“ECC”, or excess covered compensation, means the excess of the participant’s AMC or FAB, as applicable, over the 35-year average of the Social Security taxable wage base ending with the calendar year the member attains Social Security retirement age.

“FAB” means the participant’s final average base compensation determined by averaging the four highest consecutive years of base compensation during the participant’s service with us.

“NRA” means age 62 which is the plan’s normal retirement age.

“SVC” means the employee’s period of service with the Company and certain predecessor companies. For purposes of Formula 2, SVC is limited to a maximum of 30 years.

An active participant age 55 or older may elect to retire early by receiving a reduced monthly pension. If a participant terminates prior to age 55 and without five years of service, then his or her pension benefits will be forfeited. Special rules apply in the case of death or disability. Our pension plan allows participants to elect to receive payment of their benefits in periodic installments generally over the life of the participant and his or her spouse or other beneficiary. Lump sum payments are restricted to small benefits of $5,000 or less (although lump sums are also available for a certain group of participants based on pre-1989 years of service).

SERP: A participant’s SERP benefit is equal to the sum of his or her Basic Benefit, Bonus Benefit and Supplemental Benefit. For these purposes, (i) “Basic Benefit” amount is generally equal to the pension plan Formula 2 benefit (determined without regard to the IRS limits on pay and including base compensation only) minus the participant’s pension plan benefit; (ii) the “Bonus Benefit” amount is generally equal to the pension plan Formula 2 benefit (determined without regard to the IRS limits on pay and including both base and annual incentive compensation) minus the participant’s pension plan benefit and the Basic Benefit amount; and (iii) the “Supplemental Benefit” amount is generally equal to the product of the supplemental percentage multiplied by the participant’s supplemental earnings. The supplemental percentage is 0.40% per year for the first 10 years of service, 0.25% for the next ten years of service, and 0.10% for years in excess of 20 but not more than 30. A participant’s supplemental earnings means the excess of his or her final average base and annual incentive compensation over the IRS compensation limit applicable to our pension plan for the year in which the participant separates from service.

For purposes of computing each of these component benefits, a participant’s final average compensation is determined by averaging the four highest consecutive years during the 10 year period ending on December 31 of the year preceding his or her year of termination.

A participant will be vested in his or her Basic Benefit upon the completion of five years of service, or retirement on or after age 55. A participant will be vested in his or her Bonus and Supplemental Benefits upon the completion of ten years of service, or retirement on or after age 55. SERP benefits are generally paid at the same time and in the same form that the participant receives his or her pension plan benefits. However, SERP benefits attributable to 2005 and later years will be automatically paid in periodic monthly installments over the life of the participant (or, if married, the joint life of the participant and his or her spouse).

Defined Contribution Plans

We maintain two active defined contribution plans, a qualified 401(k)/profit sharing plan (the “Savings Plan”) and a non-qualified deferred compensation plan (the “Capital Accumulation Plan” or “CAP”). The CAP is a non-qualified, deferred compensation arrangement that provides our executives with an opportunity to voluntarily defer a portion of their compensation that is otherwise limited by certain IRS rules and limits applicable to qualified plans. We also maintain a frozen non-qualified deferred income plan (the “DIP”) which we assumed in our acquisition of Peoples Natural Gas. Each of these plans is described below.

Savings Plan: The Savings Plan permits employees to voluntarily contribute up to 50% of their compensation each year, subject to annual IRS dollar limits. For 2006, we matched each participant’s voluntary contributions, dollar for dollar, up to a maximum of 6% of compensation. We also contributed a discretionary profit sharing contribution equal to 2% of each participant’s base compensation. An additional supplemental profit sharing contribution was made and allocated among certain eligible participants based on age and years of service. The aggregate contribution for 2006 was 3% of total base compensation.

The Company’s matching and profit sharing contributions vest ratably over the participant’s first five years of service. Participants direct the investment of their accounts among various mutual fund alternatives as well as Aquila stock. A participant’s benefit is generally paid in a single lump sum following termination of employment.

CAP: Each CAP participant may elect to defer a portion of his base and bonus compensation under the plan. A participant’s account is also credited with any matching or profit sharing amounts that could not be allocated to the Savings Plan due to the IRS limits applicable to the Savings Plan. All amounts credited to the CAP are fully vested at all times. Similar to the Savings Plan, participants direct the investment of their accounts among various mutual fund alternatives as well as Aquila stock and benefits are typically paid following termination of employment. See page 34 for additional information.

DIP: We maintain the DIP for one participant, Mr. Empson. The DIP is a non-qualified deferred compensation plan that was transferred to Aquila as a part of our Peoples Natural Gas acquisition. Mr. Empson had deferred income into the DIP prior to the acquisition, but no future deferrals were credited after the acquisition. The investment gains allocated to Mr. Empson’s account are determined based on 140% of the Moody’s Seasoned Corporate Bond Yield Index published by Moody’s Investors Services, Inc. for the month immediately preceding the plan year. Upon termination, death, disability or retirement, Mr. Empson’s contributions and investment earnings will be paid as a lump sum or monthly annuity.

Pension Benefits Table

The table below sets forth information regarding the present value, as of December 31, 2006, of the accumulated benefits of our named executive officers under our defined benefit pension plans (both qualified and non-qualified).

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Richard C. Green	Pension Plan	27.65		428,170	0
	SERP	27.65		3,780,242	0
Beth A. Armstrong	Pension Plan	16.00		161,336	0
	SERP	16.00		9,854	0
Keith G. Stamm	Pension Plan	22.00		236,438	0
	SERP	22.00	(2)	450,213	0
Jon R. Empson	Pension Plan	20.30		527,863	0
	SERP	20.30		460,381	0
Leo E. Morton	Pension Plan	13.00		341,619	0
	SERP	13.00		527,121	0
Christopher M. Reitz	Pension Plan	6.00		40,108	0
	SERP	6.00		48	0
Rick J. Dobson(1)	Pension Plan	16.00		187,012	0
	SERP	16.00		161,919	0
Robert L. Poehling(1)	Pension Plan	16.00		141,080	0
	SERP	16.00		0	0
Norma F. Dunn(1)	Pension Plan	2.00		0	0
	SERP	2.00		0	0

(1)          Former executive who is no longer with the Company.

(2)          On March 16, 2007, we entered into an agreement with Mr. Stamm pursuant to which his employment with us will terminate on April 27, 2007. Under this agreement, Mr. Stamm will receive two years of additional credited service under our non-qualified defined benefit pension plan. The two years of additional credited service are not reflected in this table. For additional information, see the information described in “Severance And Release Agreements” on page 27 of this proxy statement.

(3)          The amounts in the foregoing Pension Benefits Table reflect the estimated value of an executive’s pension benefits on a present value basis. The following table provides the estimated annual benefit payable to each named executive officer under our plans, assuming he or she voluntarily left the Company on December 31, 2006 (or actual date of separation in the case of Rick J. Dobson, Robert L. Poehling, and Norma F. Dunn), and elected to receive benefits at either age 55, the plan’s early retirement age, or at age 62, the plan’s normal retirement age.

	Age on December 31, 2006	Pension Annual Benefit at Age 55 ($)	SERP Annual Benefit at Age 55 ($)	Total Annual Benefit at Age 55 ($)	Pension Annual Benefit at Age 62 ($)	SERP Annual Benefit at Age 62 ($)	Total Annual Benefit at Age 62 ($)
Richard C. Green	52	38,688	341,616	380,304	66,708	588,984	655,692
Beth A. Armstrong	44	21,852	1,332	23,184	37,668	2,304	39,972
Keith G. Stamm	46	30,468	58,032	88,500	52,536	100,044	152,580
Jon R. Empson	61	N/A	N/A	N/A	50,076	43,680	93,756
Leo E. Morton	61	N/A	N/A	N/A	31,944	49,284	81,228
Christopher M. Reitz	40	7,200	12	7,212	12,408	12	12,420
Rick J. Dobson	47	22,188	19,212	41,400	38,256	33,132	71,388
Robert L. Poehling	43	21,552	0	21,552	37,164	0	37,164
Norma F. Dunn*	53	0	0	0	0	0	0

*                    Ms. Dunn did not meet the 5-year vesting requirement of the plan prior to leaving the Company.

We have provided this additional information because the proxy disclosure rules relating to retirement benefits have changed since we filed our 2006 proxy statement with the SEC on March 24, 2006. The retirement benefit disclosures on page 19 of our 2006 proxy statement estimated each executive’s pension and SERP benefits at age 62 and used prescribed proxy actuarial assumptions. Those assumptions may have overestimated an executive’s actual retirement income, however. For example, to calculate the amounts reflected in our 2006 proxy statement, executives were assumed to be age 62 and were assumed to be immediately eligible to receive the accrued age 62 benefits that included additional years of service and pay between their actual age and age 62. Those assumptions also disregarded certain early reduction factors that would apply if an executive were to retire before age 62. For example, in our 2006 proxy statement, Mr. Green’s age 62 unreduced retirement benefits were estimated at $909,000 per year even though he was only age 52, whereas using the plan’s normal assumptions applicable to all participants, his total annual benefit at age 55 would be $380,304 (or $655,692 if payment were delayed until age 62) had Mr. Green voluntarily left the Company on December 31, 2006. If an executive voluntarily leaves the Company and elects to receive benefits before age 62, his or her benefits will be reduced by 6% per year before age 62.

Nonqualified Deferred Compensation Table

The table below sets forth, for each of our named executive officers, information regarding his or her participation in our non-qualified defined contribution plans during 2006.

Name	Executive Contributions in Last FYE ($)	Registrant Contributions in Last FYE ($)	Aggregate Earnings in Last FYE ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard C. Green	0	22,993	18,585	0	147,809
Beth A. Armstrong	0	0	0	0	0
Keith G. Stamm	0	6,893	5,352	0	73,844
Jon R. Empson(1)	0	2,648	66,369	0	854,913
Leo E. Morton	0	3,567	2,727	0	24,010
Christopher M. Reitz	0	215	7	0	222
Rick J. Dobson(2)	0	2,570	6,046	0	59,928
Robert L. Poehling (2)	0	762	17	(780)	0
Norma F. Dunn(2)	1,811	0	206	(2,017)	0

(1)          Represents CAP and DIP earnings and aggregate balances.

(2)          Former executive who is no longer with the Company.

Potential Payments Upon Termination Of Employment Or Change In Control

The table below provides an estimate of the payments and benefits that would be paid to our named executive officers, at December 31, 2006, upon voluntary or involuntary termination of employment. This table, however, does not reflect any payments or benefits that would be paid to our salaried employees generally, including for example:

•       Accrued salary and vacation pay;

•       Regular pension benefits under our qualified and non-qualified defined benefit plans;

•       Normal distribution of account balances under our qualified and non-qualified defined contribution plans; or

•       Normal retirement, death or disability benefits.

	Cash Severance ($)		Incremental Pension Benefit (present value) ($)(9)	Continuation of Welfare Benefits ($)(10)	Accelerated Vesting of Equity Awards ($)		Other Payments ($)		Total ($)
Richard C. Green
• Involuntary termination for cause or voluntary termination without good reason	0		0	0	0		0		0
• Involuntary termination without cause or voluntary termination for good reason before change in control	2,970,000	(2)	469,530	17,026	866,074	(11)	50,000	(13)	4,372,630
• Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	2,970,000	(2)	469,530	17,026	866,074	(11)	50,000	(13)	4,372,630
Beth A. Armstrong
• Involuntary termination for cause or voluntary termination	0		0	0	0		0		0
• Involuntary termination without cause	390,000	(3)	0	0	32,900	(12)	190,000	(14)	612,900
• Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	702,000	(4)	30,995	13,016	32,900	(12)	165,000	(15)	943,911
Keith G. Stamm
• Involuntary termination for cause or voluntary termination	0		0	0	0		0		0
• Involuntary termination without cause(1)	N/A		N/A	N/A	N/A		N/A		N/A
• Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	2,018,250	(5)	96,704	13,016	0		35,000	(16)	2,163,030
Jon R. Empson
• Involuntary termination for cause or voluntary termination	0		0	0	0		0		0
• Involuntary termination without cause	540,000	(3)	0	0	0		60,000	(17)	600,000
• Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	1,080,000	(6)	139,696	13,016	0		35,000	(16)	1,267,712

Leo E. Morton
• Involuntary termination for cause or voluntary termination	0		0	0	0	0		0
• Involuntary termination without cause	498,000	(3)	0	0	0	60,000	(17)	558,000
• Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	962,000	(7)	199,233	13,016	0	35,000	(16)	1,209,249
Christopher M. Reitz
• Involuntary termination for cause or voluntary termination	0		0	0	0	0		0
• Involuntary termination without cause	390,000	(3)	0	0	0	60,000	(17)	450,000
• Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	702,000	(8)	20,338	13,016	0	35,000	(18)	770,354	(19)

          (1) On March 16, 2007, we entered into an agreement with Mr. Stamm pursuant to which his employment with us will terminate “without cause” on April 27, 2007. Because the terms of this agreement were disclosed in the Current Report on Form 8-K filed by us with the SEC on March 21, 2007, we have not provided other information for Mr. Stamm in the “Involuntary termination without cause” row of this table.

          (2) Estimate equal to (a) 3.0 times the sum of the executive’s base salary ($990,000) and targeted bonus ($0), plus (b) his pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

          (3) As noted earlier, our historical practice has been to negotiate individual severance agreements with senior executives which provide a severance benefit at least equal to the greater of (a) the severance amount which would be payable under our workforce transition plan and (b) six to 24 months of compensation depending upon the executive’s level at the time of termination. For purposes of this table, we have assumed that the executive would receive a severance payment equal to 18 months of base salary. The actual negotiated severance amount could be greater than or less than the amount shown in this table.  Severance payments are normally paid in bi-weekly installments.

          (4) Estimate equal to (a) 2.0 times the sum of the executive’s base salary ($260,000) and the average (50th percentile) of the targeted annual incentive opportunity for the Company’s peer group ($91,000), plus (b) the executive’s pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

          (5) Estimate equal to (a) 2.99 times the sum of the executive’s base salary ($450,000) and the average (50th percentile) of the targeted annual incentive opportunity for the Company’s peer group ($225,000), plus (b) the executive’s pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

          (6) Estimate equal to (a) 2.0 times the sum of the executive’s base salary ($360,000) and the average (50th percentile) of the targeted annual incentive opportunity for the Company’s peer group ($180,000), plus (b) the executive’s pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

          (7) Estimate equal to (a) 2.0 times the sum of the executive’s base salary ($332,000) and the average (50th percentile) of the targeted annual incentive opportunity for the Company’s peer group ($149,000), plus (b) the executive’s pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

          (8) Estimate equal to (a) 2.0 times the sum of the executive’s base salary ($260,000) and the average (50th percentile) of the targeted annual incentive opportunity for the Company’s peer group ($91,000), plus (b) the executive’s pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

          (9) Estimated present value of three additional years of age and service under our defined benefit pension plans. The following standard actuarial assumptions were used to calculate each individual’s incremental pension benefit: 6.01% discount rate and RP 2000 mortality table.

    (10) For Mr. Green, estimated value per year of employer-provided coverage under our medical, dental and life insurance plans. For each other named executive officer, estimated value per year for the three additional years of employer-provided coverage under out medical plan.

    (11) Estimated market value of 184,271 shares of restricted stock at a market price of $4.70 per share as of December 29, 2006.

    (12) Estimated market value of 7,000 shares of restricted stock at a market price of $4.70 per share as of December 29, 2006.

    (13) Estimate comprises $50,000 for outplacement services.

    (14) Estimate comprises $35,000 for outplacement services, $130,000 payable under the executive’s retention agreement, and $25,000 for executive incidentals.

    (15) Estimate comprises $35,000 for outplacement services and $130,000 payable under the executive’s retention agreement.

    (16) Estimate comprises $35,000 for outplacement services.

    (17) Estimate comprises $35,000 for outplacement services and $25,000 for executive incidentals.

    (18) Estimate comprises $35,000 for outplacement services and does not include $303,413 otherwise payable to Mr. Reitz for tax gross up relating to excise taxes imposed under Section 4999 of the Internal Revenue Code.

    (19) Excludes $303,413 for tax gross up relating to excise taxes imposed under Section 4999 of the Internal Revenue Code.

Messrs. Dobson and Poehling and Ms. Dunn are not shown in the table above as they were not serving as named executive officers at the end of 2006. In lieu of benefits to which an executive might otherwise have been entitled and in consideration of his or her satisfaction of certain post-termination obligations, each of Mr. Poehling and Ms. Dunn received payments in accordance with the terms of their respective severance and release agreements described above. Mr. Dobson did not sign a severance agreement when he resigned.

Director Compensation

Each of our non-employee directors receive an annual retainer of $45,000, plus $1,250 for each Board and committee meeting they attend. Non-employee directors also receive an annual fee of $3,500 if they chair a committee, except the Audit Committee chairperson receives an annual fee of $7,000. In addition, non-employee directors are reimbursed for travel expenses incurred in connection with attending Board, committee and shareholder meetings. In 2006, each non-employee director received 1,875 shares of our common stock per quarter, which the directors could elect to defer in their discretion.

The table below sets forth the compensation received by our non-employee directors during 2006.

Name	Fees earned or paid in cash ($)		Stock awards ($)(4)	Total ($)
Dr. Michael M. Crow(1)	68,375		32,419	100,794
Irvine O. Hockaday, Jr.(1)	76,000	(3)	32,419	108,419
Heidi E. Hutter(1)	67,500		32,419	99,919
Dr. Stanley O. Ikenberry(1)	76,000		32,419	108,419
Herman Cain	60,000		32,419	92,419
Patrick J. Lynch(1)	73,250		32,419	105,669
Nicholas J. Singer(2)	47,500		24,938	72,438

(1)          Indicates a director has elected to defer the receipt of stock awards otherwise issuable by the Company pursuant to its director compensation policy until he or she no longer serves on our Board of Directors.

(2)          Mr. Singer elected to forego director compensation until the second quarter of 2006.

(3)          Mr. Hockaday has elected to defer his cash director fees until he ends his service on the Board.

(4)          Subject to the notes above, each non-employee director received an award of stock with an average grant date fair value of $4.32 (7,500 shares annually). This stock award is fully vested in that they are not subject to forfeiture; however, as described in note 1 above, certain directors have elected not to have his or her shares issued until the director ends his or her service on the board. The table shows the expense recognized by the Company for each director stock award.

Compensation And Benefits Committee Interlocks And Insider Participation

There are no Compensation and Benefits Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

PERFORMANCE GRAPH

The graph compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of the S&P 500 Index, an index of utility companies in our peer group and the Edison Electric Institute Combination Gas and Electric Utility Index.

The graph assumes that the value of the investment in our stock and each index was $100 on December 31, 2001, and that all dividends were reinvested.

(1)          Aquila’s peer group includes AGL Resources Inc., Alliant Energy Corporation, Ameren Corporation, CenterPoint Energy, Inc., Cleco Corporation, CMS Energy Corporation, El Paso Electric Company, Great Plains Energy Incorporated, IDACORP, Inc., NiSource Inc., PNM Resources, Inc., SCANA Corporation, Southern Union Company, and Westar Energy, Inc. Data provided by Zacks Investment Research.

(2)          The EEI Index consists of 64 domestic electric and gas utility companies, including Aquila.

AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS

Qualification Of Audit Committee Members

Our Audit Committee consists of three independent directors, each of whom has been selected for membership on the Audit Committee by the Board of Directors based on the Board’s determination that he or she is fully qualified to oversee Aquila’s internal audit function, assess and select independent auditors, and oversee Aquila’s financial reporting processes and overall risk management. The Audit Committee has the authority to seek advice and assistance from outside legal, accounting or other advisors and exercises such authority as it deems necessary. The full text of the charter of the Audit Committee can be found in the Investors section of our website at www.aquila.com.

Through a range of experiences in business and executive leadership and service on the boards of directors of other companies, and through experience on Aquila’s Board of Directors and Audit Committee, each member of the Committee has an understanding of generally accepted accounting principles and has significant experience in evaluating the financial performance of public companies. Moreover, the Audit Committee members have gained valuable special knowledge of the financial condition and performance of Aquila. The Board has determined that Patrick J. Lynch is a “financial expert” as that term is used under SEC rules and “independent” as defined by the NYSE listing standards.

Report Of The Audit Committee Of The Board

Our Audit Committee submits the following report:

The Audit Committee retains and oversees Aquila’s independent registered public accountants, discusses and reviews with management accounting policies and financial statements, evaluates external and internal audit performance, investigates complaints and other allegations of fraud or misconduct by the Company’s management and employees and evaluates policies and procedures. The Audit Committee, which operates under a written charter adopted by the Board, met eight times during 2006 to carry out these activities. The remainder of this report relates to certain actions taken by the Audit Committee in fulfilling its roles as they relate to ascertaining the independence of our registered public accountants and recommending the inclusion of Aquila’s financial statements in its annual report.

During 2006, the Audit Committee discussed with Aquila’s independent registered public accounting firm and internal auditors the overall scope and plans for their respective audits. The Audit Committee also met periodically with the internal auditors and independent registered public accounting firm to discuss the results of their examinations, the overall quality of Aquila’s financial reporting and their evaluations of its internal controls.

The Audit Committee of the Board has received from KPMG LLP, our independent registered public accounting firm, written disclosures and the letter required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” that discloses all relationships between Aquila and KPMG LLP that may be thought to bear on the independence of KPMG LLP from the Company. The Audit Committee has discussed with KPMG LLP the contents of the written disclosure and letter as well as the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2006, with our management, which has primary responsibility for the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by relevant professional and regulatory standards and has discussed with KPMG LLP its independence from the Company and its management. In concluding that KPMG LLP is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s 2006 audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The foregoing report is furnished by the Audit Committee of the Board.

Patrick J. Lynch (Chairperson)

Heidi E. Hutter

Nicholas J. Singer

Fees Paid To KPMG LLP

Below is a summary of the amounts that we were billed by KPMG LLP for services provided, as well as the percentage of these services that were approved in advance by our Audit Committee.

	2006		2005
	Fees ($)	% Pre-approved	Fees ($)	% Pre-approved
Audit Fees	2.41 million	100	2.47 million	100
Audit-Related Fees	.48 million	100	.40 million	100
Tax Fees	.37 million	100	.85 million	100
All Other Fees	0	N/A	0	N/A

The Audit Committee pre-approves all services to be provided to us by our independent auditor. This process involves obtaining (i) a written description of the proposed services, (ii) the confirmation of our Chief Accounting Officer that the services are compatible with maintaining specific principles relating to independence, and (iii) confirmation from our General Counsel that the services are not among those that our independent auditors have been prohibited from performing under SEC rules, as outlined in the Audit Committee charter. The members of the Audit Committee then make a determination to approve or disapprove the engagement of KPMG LLP for the proposed services. In 2006, all fees paid to KPMG LLP were unanimously pre-approved in accordance with this policy.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT
(Item 2 on the Proxy Card)

The Audit Committee is required to appoint, retain and supervise our independent auditor. The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2007.

We are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accountant. Although ratification is not required, the Board is submitting the appointment of KPMG LLP to our shareholders for ratification because the Board considers the proposal to be an important opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If our shareholders fail to ratify the appointment, it will be considered a recommendation to the Audit Committee to consider the appointment of a different accounting firm in 2008. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2007.

OTHER INFORMATION

Proposals Of Security Holders

If you wish to submit proposals for possible inclusion in our 2008 proxy statement, you must do so on or before November 28, 2007. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to you on or about March 15, 2008.

Also, if you want to bring a matter before the 2008 annual shareholders meeting, our Bylaws require you to notify us in writing a certain number of days in advance of the meeting. Our 2008 annual shareholder meeting is currently scheduled for May 7, 2008.

Notices and proposals should be sent to our principal executive offices located at 20 West Ninth Street, Kansas City, MO 64105, Attention: Corporate Secretary.

Solicitation Of Proxies

We are making this solicitation by mail, but our officers or employees may also solicit proxies by telephone or in person. We may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. We have hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials. Their fees will be $7,500 plus reimbursement of out-of-pocket expenses.

Reduce Duplicate Mailings

We are required to provide a copy of our annual report and proxy statement to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, SEC rules permit us to discontinue mailing multiple copies. The delivery of a single set of proxy materials benefits you by reducing the duplicate information that you receive and benefits us by reducing our printing and mailing costs.

We mailed a single set of proxy materials to your household this year unless you provided instructions to the contrary in response to a notice mailed to you previously. However, we mailed each shareholder in your household a separate proxy card or voting instruction form. If you are a registered holder and you prefer to receive a duplicate set, please request a duplicate set by writing to Aquila Investor Relations, 20 West Ninth Street, Kansas City, MO 64105 or by calling (800) 487-6661.

If you are a registered shareholder that shares a household address with another shareholder and you received duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials by contacting our transfer agent, UMB Bank, n.a., at (866) 235-0223. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by contacting your broker.

Electronic Delivery Of Proxy Materials And Annual Report

This proxy statement and our 2006 Annual Report are available on our website at www.aquila.com. Instead of receiving paper copies of next year’s proxy statement and annual report in the mail, shareholders can elect to receive an email message that will provide a link to these documents on our website. By opting to access your proxy materials online, you will save us production and mailing costs, reduce the amount of mail you receive, and help preserve environmental resources.

If you are a shareholder of record, you may select this option by following the instructions provided if you vote over the Internet. You also may enroll in the electronic proxy delivery service by going to www.econsent.com/ila and following the instructions. If you choose to view future proxy materials and our annual report over the Internet, you will receive an e-mail next year with instructions containing the

Internet address of those materials. Your choice will remain in effect until you tell us otherwise, so you will not have to elect Internet access each year.

If you hold our common stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Shareholders who hold our common stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report.

Appendix A

AQUILA, INC.

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

I.   ORGANIZATION

1.     Formation.   There will be a committee of the Board of Directors (the “Board”) known as the Audit Committee (the “Committee”).

2.     Number.   The Committee will be composed of three or more directors as determined by the Board.

3.     Independence.   Each director must be independent of management, and free from any other relationship that, in the determination of the Board (a) might interfere with the exercise of such director’s independent judgment or (b) result in a lack of compliance with the (i) rules of the New York Stock Exchange(1), (ii) the provisions of the Sarbanes-Oxley Act or (iii) the rules of the United States Securities and Exchange Commission. Each proxy statement for Aquila’s annual shareholder meetings must identify which directors are independent and disclose the basis for this determination by the Board.

4.     Financial Capabilities.   Each member of the Committee must be financially literate, or must become financially literate within a reasonable period of time after the member’s appointment to the Committee.

5.     Financial Expert.   At least one member of the Committee must have accounting or related financial expertise. At least one member of the Committee must qualify as a “financial expert” under any applicable rules of the United States Securities and Exchange Commission. By resolution of the Board, the requirement that there be a financial expert may be waived if such resolution articulates the reasons why, in the business judgment of the Board, the requirement would not materially advance the full, complete and accurate collection and reporting of financial information.

6.     Term.   The members of the Committee will be elected by the Board of Directors at the annual meeting of the Board and shall serve until their successors are duly elected. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee.

II.   PURPOSE

The Committee’s purpose is to:

•       assist in the Board’s oversight of (i) the integrity of Aquila’s financial statements, (ii) Aquila’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Aquila’s independent auditors and internal audit function representing Aquila’s system of disclosure controls and system of internal controls regarding finance, accounting and compliance.

•       prepare the report that the United States Securities and Exchange Commission requires to be included in Aquila’s annual proxy statement or annual report.

III.   MEETINGS

The Committee will meet at least four times annually, or more frequently as circumstances dictate.

IV.   RESPONSIBILITIES

1.   Supervision of Independent Accountants

(a)   Retention.   The Committee has the exclusive authority to retain, compensate, evaluate and terminate the independent auditors for Aquila, and the independent auditor must report directly to the Committee. Under no circumstance may the Committee retain an independent auditor if Aquila’s Chief Executive Officer, Chief Financial Officer, Controller, or any person with a financial reporting oversight role was employed by the independent auditor and participated in any capacity in the Aquila audit during the one-year period preceding the initiation of the audit.

(b)   Pre-Approval of Services.   The Committee must approve any services provided by the independent auditors. The Committee may delegate this authority to one or more members of the Committee.

(c)   Prohibited Services.   Under no circumstances may Aquila’s independent auditor provide any of the following services to Aquila:

(i)

•       bookkeeping or other services related to the accounting records or financial statements of Aquila;

•       financial information systems design and implementation;

•       appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•       actuarial services;

•       internal audit outsourcing services;

•       management functions;

•       human resources services;

•       broker or dealer, investment advisor, or investment banking services;

•       legal services; and

•       expert services unrelated to the audit.

(ii)

•       services performed for a contingent fee;

•       services pertaining to marketing, planning, or opining in favor of tax transactions that are performed under a confidentiality condition or that are “aggressive”; and

•       tax service to a person who serves in a financial reporting oversight role at Aquila or one of its material affiliates.

(d)   Quality Control.   At least annually, the Committee must obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and Aquila.

2.   Monitoring of Financial Reporting

The Committee shall also:

(a)    Management Discussions.   Meet to review and discuss Aquila’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing Aquila’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)   Earnings Releases.   Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

3.   General

The Committee shall also:

(a)    Advisors.   Obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary.

(b)   Risk Management.   Discuss policies with respect to risk assessment and risk management.

(c)    Meetings.   Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) to assess the adequacy of internal controls, and with independent auditors.

(d)   Assessment.   Review with the independent auditor any audit problems or difficulties and management’s response.

(e)    Hiring Policy.   Set clear hiring policies for employees or former employees of the independent auditors.

(f)    Internal Audit Monitoring.   Review the internal audit plan and reports and monitor the internal audit function.

(g)    Compliance and Ethics.   Monitor the compliance and ethics program design, execution and effectiveness, including the Code of Conduct.

(h)   Internal Controls.   Review the adequacy of and material changes to internal controls.

(i)    Communication.   Report regularly to the Board regarding any issues that arise with respect to the quality or integrity of Aquila’s (i) financial statements, (ii) compliance with legal or regulatory requirements, (iii) independent auditors’ performance and (iv) internal audit function.

(j)     Complaint Procedures.   Establish procedures for (i) the receipt, retention and treatment of complaints received by Aquila regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of Aquila of concerns regarding questionable accounting or auditing matters.

(k)   Annual Performance Evaluation.   Conduct an annual performance evaluation by the Committee.

V.   COMPENSATION

Director’s fees, including awards under equity based plans, must be the sole compensation a Committee member receives from Aquila, except that Committee members may receive pension or other deferred compensation for prior service. Director fees paid to Committee members may be different than those paid to other directors. At no time can Aquila compensate the Committee members for services as a consultant or a legal or financial advisor, regardless of the amount.

VI.   ADVISORS

The Committee may engage independent counsel and other advisors as it determines necessary to carry out its duties. The Committee will receive funding it determines to be appropriate for payment of compensation to Aquila’s independent auditor and any advisors retained by the Committee.

VII.   REVIEW AND PUBLICATION

This Charter will be made available on Aquila’s website at www.aquila.com. The Committee must review and reassess the continued adequacy of this Charter at least annually.

(1)          Under current NYSE rules, a person will not be considered to be independent if such person or any of their immediate family members:

•       has been an employee or executive officer (in the case of the director’s immediate family members) of Aquila within the past three years (note that serving as an interim chairman, CEO, or executive officer will not trigger this disqualification);

•       received more than $100,000 in any year within the last three years in direct compensation from Aquila (other than director or committee fees and pension or other forms of deferred compensation);

•       is a current partner of Aquila’s audit firm, is a current employee of Aquila’s audit firm or, in the case of the director’s immediate family members, is a current employee of Aquila’s audit firm and participates in the audit firm’s audit, assurance or tax compliance (but not tax planning) practice, or is a former partner or employee of Aquila’s audit firm who personally worked on Aquila’s audit with in the past three years;

•       has been employed by a company within the past three years at a time in which a current executive officer of Aquila served on the compensation committee of such company;

•       is a current employee (in the case of the director only) or is a current executive officer (in the case of the director’s immediate family members)of  a company that has made payment to, or received payments from Aquila for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of 2% or $1 million of the other company’s consolidated gross revenues; or

•       has a direct or indirect (e.g., as a partner, shareholder or executive officer of another company) business relationship with Aquila, except those relationships the Board determines do not interfere with the exercise of independent judgment because, among other things, they are immaterial to Aquila, the director or, if applicable, the organization with whom the director or family member is affiliated.

AQUILA, INC.

C/O PROXY TABULATOR

P.O. BOX 535450

PITTSBURGH, PA 15253-9846

Please follow the steps below to ensure that your proxy card is properly executed and returned in time to be counted:

If you are voting by mail:

1. Mark your vote relating to the nominees for director in one of the three boxes to the right of “Election of Directors.” If you wish to withhold authority to vote for any individual nominee, mark the “FOR ALL, EXCEPT” box, and write on the line provided the name of each nominee for which you wish your vote to be withheld.

2. Mark your vote relating to the ratification of independent auditors in one of the three boxes to the right of “Ratification of Auditors.”

3. Sign and date this card at the bottom in the space provided, exactly as your name appears on this form above. Joint owners must each sign.

4. Tear off at the perforation and mail the completed card with signature(s) in the enclosed reply envelope to: Proxy Tabulator, PO Box 535450, Pittsburgh, PA 15253-9846.

As an alternative to returning your card by mail,
you may vote via the Internet or by using the
telephone. We encourage you to take advantage
of these other two convenient ways to vote
shares without mailing us your proxy card.

è
Your vote is important!

To vote using the Internet: 1. Go to http://www.cesvote.com 2. Please have this voting form in hand and follow the instructions when accessing the site.	OR	To vote using the telephone: 1. Dial 1-888-693-8683 from a touch-tone telephone. 2. Please have this voting form in hand and follow the instructions you will hear.

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FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

☒	Please mark your votes as in this example.	AQLCM

This proxy when properly executed will be voted in the manner you direct below. If no direction is made, this proxy will be voted FOR the election of directors and the ratification of auditors.

The Board of Directors recommends a vote FOR the election of directors and the ratification of the independent auditors.

AQUILA, INC.
						FOR	AGAINST	ABSTAIN
1.	Election of Directors (see reverse)	FOR ALL	WITHHELD ALL	FOR ALL EXCEPT:	2. Ratification of Appointment of KPMG LLP as Independent Auditors for 2007	☐	☐	☐
		☐	☐	☐	Mark box at right if you plan to attend the Annual Meeting			☐

	FOR, except vote withheld from the following nominee(s):				Mark box at right if an address change or comment has been noted on the reverse side of this card			☐

NOTE: Please sign exactly as the name appears above. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please show the applicable full title after your name.

SIGNATURE(S)	Date

Shareholder sign here	Co-owner sign here

AQUILA, INC. ANNUAL MEETING OF SHAREHOLDERS

May 2, 2007, 2:00 p.m.

Adams Pointe Conference Center

1400 NE Coronado Drive

Blue Springs, MO 64014

This proxy is being solicited by the Board of Directors for the Aquila, Inc. Annual Meeting to be held on May 2, 2007.

The shares will be voted at the Annual Meeting of Shareholders to be held at the Adams Pointe Conference Center, Blue Springs, Missouri, on May 2, 2007.  If the meeting is postponed or adjourned, your appointed Proxies will vote your shares at the rescheduled or reconvened 2007 Annual Meeting.

Election of Directors, Nominees:

01) Irvine O. Hockaday, Jr.
02) Heidi E. Hutter
03) Dr. Stanley O. Ikenberry

You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. If you do not mark any boxes your vote will be voted in accordance with the Board of Directors’ recommendation. However, the Proxies cannot vote your shares unless you sign and return this card or vote via telephone or the Internet as instructed on the front of your card.

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FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

P R O X Y

AQUILA, INC.
PROXY/VOTING INSTRUCTION CARD

By signing this proxy card you are appointing Richard C. Green and Christopher M. Reitz as Proxies, with full power of substitution, to vote all shares of Aquila, Inc. common stock held by you on March 23, 2007, at Aquila’s 2007 Annual Meeting of Shareholders on May 2, 2007, or at any adjournment or postponement of such meeting. They will vote your proxy exactly as you have indicated on the reverse side of this card. However, if you do not indicate on the reverse side of this card how you would like your shares to be voted, the proxy card will be voted FOR the election of the nominees for director, FOR the ratification of independent auditors, and according to the discretion of the Proxies on any other matters that may properly come before the meeting.

You may write any comments here:

___________________________________________________________________________________________________

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Please note any change in your address here:

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